UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

SOMAXON PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51665	20-0161599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10935 Vista Sorrento Parkway, Suite 250, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 876-6500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 26, 2012, Somaxon Pharmaceuticals, Inc. (“Somaxon”) entered into a License Agreement (the “License Agreement”), and a Supply Agreement (the “Supply Agreement” and collectively with the License Agreement, the “Agreements”) with CJ CheilJedang Corporation (“CJ”). Under the License Agreement, CJ has the exclusive right to commercialize Somaxon’s product Silenor® (doxepin) in South Korea, subject to the receipt of marketing approval. Somaxon will receive US$600,000 in connection with the execution of the Agreements. Once Silenor is commercialized in South Korea, Somaxon will also be eligible to receive sales-based milestone payments as well as a royalty based on net sales in South Korea. CJ will be responsible for regulatory submissions for Silenor in South Korea, and governance of the collaboration will occur through a joint committee. Somaxon has also granted to CJ a right of first negotiation with respect to doxepin isomer or metabolite products that Somaxon may develop in South Korea.

The term of the License Agreement runs through the longer of the expiration of the term of our amended and restated license agreement with ProCom One, Inc. relating to Silenor or 10 years from the first commercial sale of Silenor in South Korea. Either party may terminate the License Agreement upon an uncured material breach by the other party, upon the bankruptcy or insolvency of the other party, or upon a force majeure event that lasts for at least 120 days. Somaxon may also terminate the License Agreement upon 60 days’ prior written notice if Somaxon is unable to license rights to a third party’s intellectual property and such failure would reasonably be expected to result in a claim from such third party alleging intellectual property infringement or misappropriation.

Pursuant to the License Agreement, Somaxon and CJ have also entered into the Supply Agreement under which Somaxon will supply CJ all of its requirements for Silenor for a per-unit transfer price during the term of the License Agreement or until CJ procures its own supply of Silenor. CJ may terminate the Supply Agreement upon 10 business days’ notice if Somaxon is materially unable to supply Silenor to CJ’s requirements as defined in the Supply Agreement, or upon 10 business days’ notice in the event that the per-unit transfer price under the agreement exceeds a price specified in the Supply Agreement. CJ and Somaxon will mutually agree to terminate the Supply Agreement at any time if CJ enters into a direct contractual relationship with Somaxon’s manufacturer of Silenor. Somaxon may terminate the Supply Agreement upon 90 days prior written notice if there is a regulatory change or safety consideration that would have a material adverse effect on the global supply chain and at any time on six months’ prior notice after final FDA approval of a generic competing product for Silenor in the U.S.

The License Agreement and the Supply Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this report on Form 8-K, are incorporated herein by reference. The foregoing descriptions of the License Agreement and the Supply Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 7.01. Regulation FD Disclosure

On April 26, 2012, Somaxon issued a press release announcing, among other things, the signing of the Agreements with CJ. The full text of such press release is furnished as Exhibit 99.1 to this report.

The foregoing information in Item 7.01 of this Current Report on Form 8-K, together with the press release attached hereto as Exhibit 99.1, is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to Item 7.01 of this Current Report on Form 8-K.

By filing this Current Report on Form 8-K and furnishing this information, Somaxon makes no admission as to the materiality of Item 7.01 in this report or the press release attached hereto as Exhibit 99.1. The information contained in the press release is summary information that is intended to be considered in the context of Somaxon’s filings with the SEC and other public announcements that Somaxon makes, by press release or otherwise, from time to time. Somaxon undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1†	License Agreement between Somaxon Pharmaceuticals, Inc. and CJ CheilJedang Corporation dated April 26, 2012

10.2†	Supply Agreement between Somaxon Pharmaceuticals, Inc. and CJ CheilJedang Corporation dated April 26, 2012

99.1	Press Release, dated April 26, 2012

†	Confidential treatment has been requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.

Date: May 2, 2012	By:	/s/ Matthew W. Onaitis
Name: Matthew W. Onaitis
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1†	License Agreement between Somaxon Pharmaceuticals, Inc. and CJ CheilJedang Corporation dated April 26, 2012

10.2†	Supply Agreement between Somaxon Pharmaceuticals, Inc. and CJ CheilJedang Corporation dated April 26, 2012

99.1	Press Release, dated April 26, 2012

†	Confidential treatment has been requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.